PRICING SUPPLEMENT NUMBER 1                                     Filed Under Rule
(To Prospectus dated November 28, 1995)                     424(b)(2) and 424(c)
CUSIP 71345L DP-0                                              File No. 33-64243



                                 PepsiCo, Inc.


              6.60% Callable Debt Securities Due February 28, 2011
                            Interest Payable Monthly
                             _______________________


Underwriter:                                Lehman Brothers Inc.

Initial Offering Price:                     100.00%

Underwriter's Discount:                     0.00%

Currency:                                   U. S. Dollars

Date of Issue:                              February 28, 1996

Issuance form:                              Book entry

Scheduled Maturity Date:                    February 28, 2011

Coupon:                                     6.60% per annum

Day count basis:                            30/360

Interest Accrual Date:                      February 28, 1996, or the most
                                            recent date for which  interest has
                                            been paid or provided for, as the
                                            case may be.  Interest  will  accrue
                                            from each Interest Accrual  Date  to
                                            but  excluding  the  next succeeding
                                            Interest Payment Date.

Interest Payment Dates:                     Monthly on the 28th of each month,
                                            commencing  March 28, 1996, and
                                            ending on the Scheduled Maturity
                                            Date or an earlier Optional
                                            Redemption Date.

Principal Payment Dates:                    Scheduled Maturity Date, or an
                                            earlier Optional Redemption Date.

Business Days:                              New York

Calculation Agent:                          PepsiCo, Inc.

Optional Redemption Dates:
                                            The 6.60%  Callable  Debt Securities
                                            Due February 28, 2011 (the "Notes")
                                            may be redeemed,  in whole but not
                                            in part,  at the  option of PepsiCo,
                                            at 100% of the principal  amount
                                            thereof,  plus accrued interest to
                                            the date of such redemption, on
                                            February 28, 1998,  and semiannually
                                            thereafter  on each  February  28th
                                            and August  28th,  upon 15 days'
                                            written  notice by  PepsiCo  to
                                            Trustee  under the Indenture  dated
                                            as of  December  2, 1993 for the
                                            benefit of the holders of such
                                            Notes.

Option to elect prepayment:                 None

Sinking fund:                               Not applicable

Settlement Date:                            February 28, 1996

     The Notes will be purchased by the Underwriter at 100.00% of their principal amount (the "Initial Offering Price"). The Underwriter has advised PepsiCo that it intends to offer all or part of the Notes directly to the public initially at the Initial Offering Price of such Debt Securities. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriter.


     For U.S. federal income tax purposes, the Notes, will be treated as Fixed Rate Debt Securities, issued without OID. This treatment is consistent with the applicable provisions of the Internal Revenue Code of 1986, as amended, and the final OID regulations, which are generally effective for debt instruments issued on or after April 4, 1994.
                          ____________________________

                              Lehman Brothers Inc.
                          ____________________________

February 5, 1996